EXHIBIT 99
NEWS RELEASE
FOR IMMEDIATE RELEASE
May 24, 2006

Contact:	David M. Kepler President and Chief Executive Officer Telephone: 937-548-4158
GREENVILLE FEDERAL FINANCIAL CORPORATION DECLARES DIVIDEND
GREENVILLE, OHIO, May 24, 2006: David M. Kepler, the President and Chief Executive Officer of Greenville Federal Financial Corporation (the “Corporation”) (OTC Bulletin Board: GVFF), today announced that the Corporation has declared a cash dividend of $.07 per share of the Corporation’s common stock. The dividend is to be paid on June 27, 2006, to stockholders of record as of June 4, 2006. The Corporation expects to declare and pay cash dividends quarterly for the foreseeable future, subject to the Board of Directors’ review of the earnings and financial condition of the Corporation, general economic conditions, regulatory restrictions and other financial considerations.
The Corporation is the majority-owned subsidiary of Greenville Federal MHC, which owns 55% of the Corporation’s outstanding shares. Greenville Federal MHC has waived its right to receive the dividend on its shares of Corporation stock, filed the required regulatory notice of waiver with the Office of Thrift Supervision and received a letter of non-objection to such waiver from the Office of Thrift Supervision.
Greenville Federal Financial Corporation holds all of the outstanding stock of Greenville Federal, a federally-chartered savings association with its main office and one branch office, both located in Greenville, Ohio. Greenville Federal attracts deposits from, and makes loans in, the Ohio counties of Darke, Preble, Auglaize, Miami, Shelby and Mercer and the Indiana counties of Randolph and Wayne.
FORWARD-LOOKING STATEMENTS
The statement that the Corporation expects to pay dividends quarterly for the foreseeable future is a “forward-looking statement” within the meaning of the Private Securities Litigation Reform Act of 1995. The Corporation intends for such statement to be covered by the safe harbor provisions for forward-looking statements contained in that Act. The Corporation cautions readers of this News Release that a number of factors could cause the Corporation not to declare dividends in the future, including a decrease in earnings or capital ratios of the Corporation, changes in economic conditions, regulatory restrictions that limit the amount of dividends that may be declared by the Corporation or by Greenville Federal to the Corporation, or a decision by the Corporation to use its funds to expand its business. The Corporation disclaims any obligation to update any forward-looking statements in the future.